                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our reports dated April 4, 2005, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Bay View Capital Corporation and subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of Bay View Capital Corporation and subsidiaries on Forms S-8 (33-30602, 33-30603, 33-36161, 33-41924, 33-95724, 33-95726, 333-37027, 333-37029, 333-37031, 333-92637,
333-70372 and 333-70362) and on Forms S-3 (333-29757 and 333-64877).



/s/ Grant Thornton LLP
----------------------



San Francisco, CA

April 4, 2005